Exhibit 99.1

FOR IMMEDIATE RELEASE

March 14, 2012

GSI Group Announces Financial Results for the

Fourth Quarter and Full Year 2011

•	Full Year Revenue of $366 million

•	Full Year Diluted EPS of $0.86

•	Full Year Adjusted EBITDA of $65.1 million

Bedford, MA — GSI Group Inc. (NASDAQ: GSIG) (the “Company” or “GSI”), a global leader and supplier of laser-based solutions, laser scanning devices and precision motion and optical control technologies to global electronics, industrial, medical, and scientific markets, today reported financial results for the fourth quarter of 2011 and the full year ended December 31, 2011.

Full Year Results

For the full year 2011, GSI generated revenue of $366.3 million, compared to $383.5 million, or a 4% decrease, from last year. The Company’s revenues in 2011 and 2010 were impacted by various items, including the following:

•

The Company recognized $45.7 million of net revenue in 2010 in its Semiconductor Systems business that had been deferred from orders placed by customers prior to 2009, compared to only $0.5 million in 2011.

•

In 2011, conversely, the Company recognized $8.6 million of revenue that had been deferred under multiple-element arrangements, delivered over multiple periods, and entered into prior to the adoption of ASU 2009-13. ASU 2009-13 amended the revenue recognition guidance for multi-element arrangements. Following the Company’s adoption of ASU 2009-13 in the first quarter of 2011, the Company did not defer any revenue on new orders placed in 2011, related to multiple element arrangements, delivered over multiple periods.

Excluding these items, the Company’s revenue would have increased year over year.

The Company’s diluted earnings per share (“EPS”) for 2011 was $0.86, up from a loss of ($0.03) for 2010. Adjusted EBITDA, which includes the adjustments noted in the non-GAAP reconciliation below, was $65.1 million for 2011, compared to $74.7 million for 2010. However, Adjusted EBITDA for 2010 included $20.0 million of gross profit from the $45.7 million of deferred Semiconductor Systems revenue, compared to $0.3 million in 2011.

The Company ended 2011 with a total debt of $68.0 million, at a weighted average interest rate as of December 31, 2011 of approximately 3.22%. This compares to total debt of $107.6 million at the end of 2010, consisting of 12.25% senior secured PIK election notes.

Fourth Quarter Results

During the fourth quarter of 2011, GSI generated revenue of $79.8 million, a decrease from $91.6 million in the same period a year ago. EPS for the fourth quarter of 2011 was $0.11, up from a loss of ($0.05) in the fourth quarter of 2010. Adjusted EBITDA, which includes the adjustments noted in the non-GAAP reconciliation below, was $12.2 million in the fourth quarter of 2011, compared to $14.4 million in the fourth quarter of 2010.

As of December 31, 2011, cash and cash equivalents was $54.8 million, while total debt was $68.0 million. The Company finished the fourth quarter of 2011 with approximately $13.2 million of Net Debt, as defined in the non-GAAP reconciliation below.

“During 2011, the Company made tremendous progress on our strategic objectives and we are well positioned to deliver profitable growth in the years to come. We delivered attractive financial returns despite challenging end-market cycles in the latter part of the year. The management team is fully committed to driving strong performance and creating shareholder value in 2012 and beyond,” said John Roush, Chief Executive Officer.

Financial Overview by Reportable Segment

The Company operates in three reportable segments: Laser Products, Precision Motion and Technologies and Semiconductor Systems. The following sets forth external revenue and gross profit by reportable segment for the periods noted.

Laser Products:

•	Fourth quarter 2011 revenue was $30.9 million, a (6%) decrease, compared to $33.0 million in the fourth quarter of 2010.

•	Fourth quarter 2011 gross profit was $11.1 million, reflecting a 36.0% gross margin, compared to $12.6 million for the fourth quarter 2010, a 38.3% gross margin.

•	Full year 2011 revenue was $131.0 million, an 8% increase, compared to $121.4 million for the full year 2010.

•	Full year gross profit was $48.7 million, reflecting a 37.2% gross margin, compared to $46.7 million for the full year 2010, a 38.5% gross margin.

Precision Motion and Technologies:

•	Fourth quarter 2011 revenue was $39.2 million, a (17%) decrease, compared to $47.3 million in the fourth quarter of 2010.

•	Fourth quarter 2011 gross profit was $18.4 million, reflecting a 47.1% gross margin, compared to $21.4 million for the fourth quarter 2010, a 45.2% gross margin.

•	Full year 2011 revenue was $191.4 million, a 6% increase, compared to $180.9 million for the full year 2010.

•	Full year gross profit was $90.7 million, reflecting a 47.4% gross margin, compared to $88.4 million for the full year 2010, a 48.8% gross margin.

Semiconductor Systems:

•	Fourth quarter 2011 revenue was $9.7 million, a (15%) decrease, compared to $11.4 million for the fourth quarter of 2010.

•	Fourth quarter 2011 gross profit was $5.0 million, reflecting a 51.8% gross margin, compared to $4.3 million for the fourth quarter 2010, a 38.3% gross margin.

•	Full year 2011 revenue was $43.9 million, a (46%) decrease, compared to $81.3 million for the full year 2010.

•

However, in 2010, the Company recognized $45.7 million of revenue in the Semiconductor Systems business that had been deferred from orders placed by customers prior to 2009, compared to $0.5 million in 2011.

•	Full year 2011 gross profit was $20.9 million, reflecting a 47.6% gross margin, compared to $31.3 million in the fourth quarter of 2010, a 38.5% gross margin.

•

However, in 2010, the Company recognized $20.0 million of gross profit in the Semiconductor Systems business that had been deferred from orders placed by customers prior to 2009, compared to $0.3 million in 2011.

Strategic Update

During the fourth quarter of 2011, the Company made strong progress in several of its strategic growth platforms. In the Fiber Laser product line, the Company announced its new 1 kilowatt product offering in November and began shipping the products in the quarter. A multi-kilowatt product launch is planned for later in 2012.

The Company also had key business wins in the scanning solutions growth platform that provide future revenue potential in medical end markets. The Lightning-II All-Digital Scanning System was designed into two significant new customer platforms including a terabit resolution digital imaging system for cancer detection, as well as a state-of-the-art Optical Coherence Tomography (OCT) system for retinal scanning.

Furthermore, on March 5, 2012, the Company’s custom lasers product line was awarded a $4.8 million contract with the French National Center for Scientific Research (CNRS). This contract reinforces the Company’s position as a premier supplier of high power lasers to the scientific market, and enhances the Company’s ability to compete for future programs in the European Union. The Company expects to ship this order in 2013.

Financial Update

The Company remediated its material weakness and concluded its internal control over financial reporting was effective as of December 31, 2011. The Company additionally returned to an accelerated filer status with the Securities and Exchange Commission (“SEC”).

The Company today filed a new shelf registration statement (Form S-3) with the SEC. The registration statement will not become effective until so declared by the SEC. The Company’s registration statement is a “mixed-use registration,” allowing for the issuance of both debt securities and equity securities, including secondary offerings.

“We consider the shelf registration as a good corporate finance practice that positions the Company to have quick access to capital markets over the next few years,” said Robert Buckley, Chief Financial Officer.

12x12 Program Update

In the fourth quarter of 2011, the Company announced a twelve-month program called 12x12. This program is targeting as much as $5 million in annualized cost savings with a goal of eliminating up to twelve (12) facilities. The facility reductions, which include manufacturing and R&D facilities as well as sales offices, are expected to be achieved through a combination of site consolidations and divestitures.

At the end of 2011, the Company announced its intent to close and relocate the operations of its East Setauket, New York manufacturing facility and former headquarters of Excel Technologies. The Company will be transitioning the operations of this business to its Santa Clara, California facility. The Company also announced the consolidation of its three offices located in Japan into a single sales office in Tokyo, Japan.

As part of the 12x12 program, the Company placed its Semiconductor Systems and its Laser Systems businesses under strategic review. The Company is currently exploring its options for exiting these businesses. In aggregate, these businesses contributed approximately $62 million of revenue in 2011, with operating profitability below the other business lines.

As a result of these decisions and other cost reduction initiatives, the Company recognized a $2.2 million restructuring charge in the fourth quarter of 2011, which included a $1.0 million non-cash restructuring charge related to accelerated depreciation. GSI expects to incur aggregate cash restructuring charges in the range of $4 million to $5 million, and non-cash restructuring charges between $3 million and $4 million, related to the overall 12x12 program.

“We made considerable progress in the quarter on these initiatives and toward simplifying our overall operating model,” said Robert Buckley, Chief Financial Officer. “In addition, the program is acting as a catalyst to drive a more efficient and disciplined organization, with the ability to react more swiftly to challenging economic conditions.”

Financial Outlook

The Company continues to experience significant end-market pressure from a downturn in the microelectronics market, particularly from its exposure to the semiconductor and printed-circuit-board markets. Accordingly, for the first quarter of 2012, the Company expects revenues largely in line with the fourth quarter of 2011, or a range of $78 million to $81 million. It should be noted that the first quarter of 2011 included approximately $2.1 million of net revenue that had been deferred under multiple-element arrangements, delivered over multiple periods, and entered into prior to the adoption of ASU 2009-13.

For the first quarter of 2012, Adjusted EBITDA is expected to be in the range of $11 million to $12.5 million. Full year 2012 Adjusted EBITDA is expected to be largely in line with prior estimates of at least 10% growth over 2011.

As a result of the debt reduction and refinancing in 2011, the Company expects to realize interest cost savings of at least $9 million, assuming no acquisitions or changes in its debt structure.

Absent any divestitures or acquisitions, the Company expects its effective tax rate for 2012 to be between 10% and 15%, primarily resulting from the continued valuation allowance and other reserve activities. As a Canadian domiciled company, GSI’s 2011 statutory rate was 27%. However, the Company expects to continue to pay cash taxes closer to its 2012 effective tax rate guidance.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following the condensed consolidated unaudited financial statements.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the Company’s expected future financial performance; the expected effect of the refinancing on the Company’s interest expense; the expected impact of the 12 x 12 Program and related charges; the expected impact from recent orders; the Company’s optimism regarding its prospects for the future; and other statements that are not historical facts.

These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following: economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activity; our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations; our dependence upon our ability to respond to fluctuations in product demand; our ability to continually innovate; delays in our delivery of new products; our reliance upon third party distribution channels subject to credit, business concentration and business failure risks beyond our control; fluctuations in our quarterly results, and our failure to meet or exceed the expectations of securities analysts or investors; customer order timing and other similar factors beyond our control; disruptions in, or breaches in security of, our information technology systems; changes in interest rates, credit ratings or foreign currency exchange rates; risk associated with our operations in foreign countries; our increased use of outsourcing in foreign countries; our failure to comply with local import and export regulations in the jurisdictions in which we operate; our history of operating losses and our ability to sustain our profitability; our exposure to the credit risk of some of our customers and in weakened markets; violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties; risk of losing our competitive advantage; our ability to make acquisitions or divestitures that provide business benefits; our failure to successfully integrate future acquisitions into our business; our ability to retain key personnel; our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations; product defects or problems integrating our products with other vendors’ products; disruptions in the supply of or defects in raw materials, certain key components or other goods from our suppliers; production difficulties and product delivery delays or disruptions; changes in governmental regulation of our business or products; our failure to implement new information technology systems and software successfully; our failure to realize the full value of our intangible assets; any requirement to make additional tax payments and/or recalculate certain of our tax attributes depending on the resolution of the complaint we filed against the U.S. government; our ability to utilize our net operating loss carryforwards and other tax attributes; fluctuations in our effective tax rates and audit of our estimates of tax liabilities; being subject to U.S. federal income taxation even though we are a non-U.S. corporation; being subject to the Alternative Minimum Tax for U.S. federal income tax purposes; any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all; volatility in the market for our common shares; our dependence on significant cash flow to service our indebtedness and fund our operations; our ability to access cash and other assets of our subsidiaries; the influence over our business of several significant shareholders; provisions of our articles of incorporation may delay or prevent a change in control; our significant existing indebtedness and restrictions in our new senior secured credit agreement that may limit our ability to engage in certain activities; our intention not to pay dividends in the near future; and our failure to maintain appropriate internal controls in the future.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

Conference Call Information

The Company will host a conference call on Wednesday, March 14, 2012 at 5:00 p.m. EST to discuss these results. John A. Roush, Chief Executive Officer, and Robert Buckley, Chief Financial Officer, will host the conference call.

To access the call, please dial (877) 482-5124 prior to the scheduled conference call time.

A playback of this conference call will be available beginning 8:00 p.m. EST, Wednesday, March 14, 2012. The playback phone number is (855) 859-2056 or (404) 537-3406 and the code number is 48799116. The playback will remain available until 8:00 p.m. EST, Wednesday, March 28, 2012.

A replay of the audio webcast will be available three hours after the conclusion of the call on the Investor Relations section of the Company’s web site at www.gsig.com.

About GSI

GSI Group Inc. supplies laser-based solutions, laser scanning devices and precision motion and optical control technologies to global industrial, electronics, medical, and scientific markets. GSI Group Inc.’s common shares are quoted on NASDAQ (GSIG).

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc., Investor Relations, at (781) 266-5137 or InvestorRelations@gsig.com.

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Sales	$79,795	$91,619	$366,280	$383,516
Cost of goods sold	45,210	53,256	205,900	217,115

Gross profit	34,585	38,363	160,380	166,401

Operating expenses:
Research and development and engineering	7,836	7,833	31,966	29,857
Selling, general and administrative	18,427	19,085	78,360	74,880
Amortization of purchased intangible assets	662	1,074	3,515	4,436
Restructuring, restatement related costs and other	2,168	577	2,304	2,592
Post-emergence professional fees	—	246	296	727

Total operating expenses	29,093	28,815	116,441	112,492

Income from operations	5,492	9,548	43,939	53,909
Interest income	23	17	92	87
Interest expense	(2,695)	(3,929)	(13,062)	(19,908)
Foreign exchange transaction gains (losses), net	149	514	(95)	328
Other income (expense), net	(77)	(256)	1,183	1,840

Income from operations before reorganization items and income taxes	2,892	5,894	32,057	36,256
Reorganization items	—	—	—	(26,156)

Income from operations before income taxes	2,892	5,894	32,057	10,100
Income tax (benefit) provision	(956)	7,611	3,056	10,739

Consolidated net income (loss)	3,848	(1,717)	29,001	(639)
Net (income) loss attributable to noncontrolling interest	7	(25)	(28)	(48)

Net income (loss) attributable to GSI Group Inc.	$3,855	$(1,742)	$28,973	$(687)

Net income (loss) attributable to GSI Group Inc. per common share:
Basic	$0.12	$(0.05)	$0.87	$(0.03)
Diluted	$0.11	$(0.05)	$0.86	$(0.03)
Weighted average common shares outstanding - basic	33,509	33,425	33,481	23,703
Weighted average common shares outstanding - diluted	33,640	33,425	33,589	23,703

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	December 31, 2011	December 31, 2010

ASSETS
Current Assets
Cash and cash equivalents	$54,835	$56,781
Accounts receivable, net	50,167	55,110
Inventories	65,810	66,721
Other current assets	36,009	39,515

Total current assets	206,821	218,127
Property, plant and equipment, net	43,411	45,402
Intangible assets, net	45,797	53,139
Goodwill	44,578	44,578
Other assets	7,896	5,921

Total assets	$348,503	$367,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$10,000	$—
Accounts payable	14,679	19,766
Deferred revenue	5,913	15,006
Accrued expenses and other liabilities	27,616	24,490

Total current liabilities	58,208	59,262

Long-term debt	58,000	107,575
Other long-term liabilities	22,935	21,652

Total long-term liabilities	80,935	129,227

Total liabilities	139,143	188,489

Stockholders’ Equity
Total GSI Group Inc. stockholders’ equity	209,003	178,349
Noncontrolling interest	357	329

Total stockholders’ equity	209,360	178,678

Total liabilities and stockholders’ equity	$348,503	$367,167

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Consolidated net income (loss)	$3,848	$(1,717)	$29,001	$(639)
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Depreciation and amortization	3,804	3,992	15,267	15,653
Share-based compensation	758	107	3,276	1,871
Deferred income taxes	19	5,695	78	5,553
Other non-cash items	3,095	2,025	9,889	6,953
Earnings (loss) from equity investment	131	216	(1,171)	(857)
Gain on sale of auction rate securities	—	—	—	(988)
Changes in operating assets and liabilities:
Accounts receivable	6,275	(371)	4,822	(7,727)
Inventories	3,480	(1,133)	(6,062)	(8,171)
Other operating assets and liabilities	(8,376)	(4,482)	(6,375)	1,680
Deferred revenue and deferred cost of goods sold	1,417	(1,177)	(3,552)	(18,066)

Net cash provided by (used in) operating activities	14,451	3,155	45,173	(4,738)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,610)	(726)	(4,217)	(2,659)
Proceeds from the sale of auction rate securities	—	—	—	11,408

Net cash (used in) provided by investing activities	(1,610)	(726)	(4,217)	8,749

Cash flows from financing activities:
Payments for debt issuance costs	(2,988)	(82)	(2,988)	(1,565)
Proceeds from Rights Offering	—	—	—	64,889
Proceeds from term loan and credit facilities	73,107	—	73,107	—
Repayments of long-term debt and revolving credit facility	(78,214)	—	(113,214)	(74,889)

Net cash used in financing activities	(8,095)	(82)	(43,095)	(11,565)

Effect of exchange rate on cash and cash equivalents	(566)	496	193	1,007

Net increase (decrease) in cash and cash equivalents	4,180	2,843	(1,946)	(6,547)
Cash and cash equivalents, beginning of period	50,655	53,938	56,781	63,328

Cash and cash equivalents, end of period	$54,835	$56,781	$54,835	$56,781

Reconciliation of Net Income (Loss) to Adjusted EBITDA*

(In thousands of U.S. dollars)

Adjusted EBITDA (as defined below) is a non-GAAP financial measure. Management believes this non-GAAP financial measure provides meaningful supplemental information regarding the Company’s operating results because it excludes amounts that management does not consider part of operating results when assessing and measuring the operational and financial performance of the Company. Management believes Adjusted EBITDA allows viewing of operating trends and performing analytical comparisons. Accordingly, the Company believes this non-GAAP measure provides greater transparency and insight into management’s method of analysis. While management believes this non-GAAP financial measure provides useful information, it is not an operating measure under U.S. GAAP, and therefore, it should not be considered in isolation from, or as a substitute for, other GAAP financial measures such as income from operations or net income (loss).

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) attributable to GSI Group	$3,855	$(1,742)	$28,973	$(687)
Interest expense, net of interest income	2,672	3,912	12,970	19,821
Income tax (benefit) provision	(956)	7,611	3,056	10,739
Depreciation and amortization	3,804	3,992	15,267	15,653
Share-based compensation	758	107	3,276	1,871
Reorganization items (net), restructuring, restatement costs and other non-recurring costs	2,168	823	2,600	29,475
Other, net	(72)	(258)	(1,088)	(2,168)

Adjusted EBITDA	$12,229	$14,445	$65,054	$74,704

*	Reconciliation of a GAAP to a non-GAAP financial measure.

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income (loss) attributable to GSI Group Inc. before deducting interest expense, net of interest income, income taxes, depreciation, amortization, non-cash share-based compensation and other non-operating charges, including reorganization items, restructuring costs, restatement costs, foreign exchange gains/losses, equity earnings, and other non-recurring items. Reorganization items, restructuring costs and restatement costs include costs incurred in connection with the Company’s 2009 bankruptcy filing, the filing of the joint Chapter 11 plan of reorganization, administration of the bankruptcy, confirmation of the plan of reorganization and the debt restructuring and the review and investigation of revenue transactions examined in connection with the restatement of the Company’s 2004 through 2008 financial statements. Where outside professionals provided both services typically provided by employees as well as services defined above, the Company has allocated the expenses between operating costs, reorganization items and restatement related costs. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or non-recurring items.

This non-GAAP financial measure listed above is also used by management to evaluate operating performance, communicate financial results to the Board of Directors, benchmark results against historical performance and the performance of peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

Definition of Net Debt *

(In thousands of U.S. dollars)

The Company defines Net Debt, a non-GAAP financial measure, as its total debt less its cash and cash equivalents. Management uses Net Debt to monitor the Company’s outstanding debt obligations that could not be satisfied by its cash and cash equivalents on hand.

	December 31,
	2011	2010
	(Unaudited)	(Unaudited)

Debt	$68,000	$107,575
Less: Cash and Cash Equivalents	(54,835)	(56,781)

Net Debt	$13,165	$50,794

*	Reconciliation of a GAAP to a non-GAAP financial measure.

Non-GAAP Financial Measures

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non- GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

GSI Group Inc.

Investor Relations Contact:

Robert Buckley

(781) 266-5137

* * * *